Exhibit 5.4

1300-1969 Upper Water Street Purdy’s Wharf Tower II Post Office Box 730 Halifax, Nova Scotia Canada B3J 2V1 Tel 902.425.6500 | Fax 902.425.6350

May 20, 2020

Our File: 183531

Canada’s Wonderland Company

One Cedar Point Drive

Sandusky, Ohio 44807

Dear Sirs:

Re:	Cedar Fair, L.P., Canada’s Wonderland Company, Magnum Management
Corporation	and Millennium Operations LLC - Exchange Offering of
US$500,000,000	5.250% Senior Notes due 2029

We have acted as Nova Scotia counsel to Canada’s Wonderland Company (“Cedar Canada”), a Nova Scotia unlimited liability company, in connection with the offer to exchange all outstanding US$500,000,000 aggregate principal amount of the 5.250% senior notes of Cedar Fair, L.P., Magnum Management Corporation, Millennium Operations LLC and Cedar Canada (collectively, the “Issuers”) due 2029 (the “Senior Notes”) for an equal amount of 5.250% senior notes due 2029 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to the registration statement (the “Registration Statement”) dated May 20, 2020 on Form S-4, including the preliminary prospectus of the Issuers (the “Preliminary Prospectus”).

Capitalized terms used herein and not otherwise defined have the meanings given to them in the Preliminary Prospectus.

Materials Reviewed

In connection with the foregoing, we have reviewed:

(a)

a secretary’s certificate of Cedar Canada (the “Secretary’s Certificate”) dated the date hereof, to which is attached the memorandum of association and articles of association (collectively, the “Memorandum and Articles”) of Cedar Canada and a resolution of the directors (the “Directors Resolution”) of Cedar Canada;

(b)	the minute book of Cedar Canada in our possession containing records of corporate proceedings, written resolutions and registers of Cedar Canada; and

(c)

a certificate of status dated May 15, 2020 in respect of Cedar Canada issued by an agent of the Registrar of Joint Stock Companies in the Province of Nova Scotia (the “Certificate of Status”), a copy of which has been provided to you or your counsel;

(d)

such other corporate and public records and certificates of public officials, and have made such other investigations, searches and inquiries and considered such matters of law, as we have considered necessary or relevant as a basis for providing the opinions expressed herein.

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183531
May 20, 2020

Assumptions and Fact Reliance

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed:

(a)

the legal capacity of all natural persons signing documents, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise;

(b)	that all statements contained in the Secretary’s Certificate are complete, true and accurate as of the date hereof;

(c)	that the Certificate of Status continues to be accurate as of the date of this opinion as issued on that date;

(d)	the accuracy of the indices and filing systems maintained at the public offices where we have searched or inquired or have caused searches or inquiries to be conducted, as the case may be;

(e)

that the Exchange Notes have not been, nor will they be, qualified for sale to the public under the applicable securities laws of the Province of Nova Scotia and there has not been, and will not be, a distribution of the Exchange Notes to a resident of Nova Scotia, and that none of the persons involved in the offering of the Exchange Notes have engaged in activities anywhere in Nova Scotia that could be construed as preparing the market in Nova Scotia or creating a demand for the Exchange Notes in Nova Scotia and that any person acquiring such Exchange Notes has not done so with a view to re-selling or distributing all or any of the Exchange Notes anywhere in Nova Scotia or to a resident of Nova Scotia;

(f)	that the minute book of Cedar Canada is accurate, complete and up to date; and

(g)	that the Notes (as defined in the Directors Resolution) constitute the Senior Notes.

Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the expression “to our knowledge” or words to like effect, it is based solely on (i) the actual knowledge of Karen Gardiner and Basia Dzierzanowska, the lawyers of this firm who have been involved in the foregoing transaction, learned during the course of representing Cedar Canada, and (ii) a review of the Secretary’s Certificate referred to above, without having undertaken any other investigation or inquiry.

Applicable Law

The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof (“Nova Scotia Law”), and we express no opinion with respect to the laws of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

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183531
May 20, 2020

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.	Cedar Canada has been amalgamated and is validly subsisting and in good standing as to the payment of annual fees under Nova Scotia Law.

2.	Cedar Canada has the corporate power and capacity to issue the Exchange Notes and perform its obligations under the Exchange Notes and the Indenture.

3.

All necessary corporate action has been taken by Cedar Canada to authorize the issuance, execution and delivery of the Exchange Notes by Cedar Canada in exchange for the Senior Notes and the performance by Cedar Canada of its obligations under the Exchange Notes and the Indenture.

4.

The issuance of the Exchange Notes and the compliance by Cedar Canada with the terms thereof, and the consummation of the transactions contemplated by the Preliminary Prospectus, will not result in any violation of (i) the Memorandum and Articles, (ii) any Nova Scotia Law to which Cedar Canada is subject, or (iii) any judgment or order of any court or governmental or regulatory authority having jurisdiction in the Province of Nova Scotia.

5.

No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority having jurisdiction in the Province of Nova Scotia is required for the issuance of the Exchange Notes and the compliance by Cedar Canada with the terms thereof, and the consummation of the transactions contemplated by the Preliminary Prospectus.

Reliance

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus. We further consent to the reliance on this opinion by Simpson Thacher & Bartlett LLP in connection with its rendering its opinion to you with respect to the transactions contemplated in the Indenture and the Registration Statement.

Yours very truly,

/s/ McInnes Cooper LLP